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                                                                  Exhibit 99.1



FOR IMMEDIATE RELEASE               Contact:
                                    John K. Delaney, CEO
                                    HealthCare Financial Partners, Inc.
                                    (301)-961-1640



           Heller Financial to Acquire HealthCare Financial Partners for $35.00 per Share in a Stock and Cash Transaction



     CHEVY CHASE, MD, April 19, 1999--HealthCare Financial Partners, Inc. (NYSE:HCF) and Heller Financial, Inc. (NYSE:HF) jointly announced today that the two companies have reached a definitive agreement pursuant to which Heller will acquire HealthCare Financial Partners for $35.00 per share in a stock and cash transaction. The closing of the transaction is anticipated to occur in July, 1999, subject to receipt of customary regulatory approvals, approval by Healthcare Financial Partners' shareholders, and approval by Heller's Board of Directors, which is anticipated on Wednesday, April 21.

     The total purchase price will equal approximately $483 million, of which 41% will be in the form of Heller common stock and 59% will be in cash. The stock portion of the purchase price will be tax free to HCF's shareholders. Formed in 1993, HealthCare Financial Partners is a rapidly growing commercial finance company exclusively focused on providing secured financing to small- and mid-sized healthcare providers throughout the U.S. The Chevy Chase, MD company had total assets of $533 million at March 31, 1999.

     "We are very excited about the acquisition of HealthCare Financial Partners," said Richard J. Almeida, Chairman and Chief Executive Officer of Heller. "The transaction makes
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Heller the leading provider of financing to small and middle-market healthcare companies and brings to Heller an outstanding management team with a demonstrated track record of delivering substantial growth and profitability. This acquisition is an important strategic expansion of Heller's domestic commercial finance business and gives us unmatched access to the dynamic healthcare sector."

     Healthcare Financial Partners will become one of Heller's major domestic business units. When combined with Heller's existing healthcare finance activities, the unit will have loan commitments in excess of $900 million, over 260 client relationships and comprehensive product capabilities covering working capital, acquisition, cash flow, equipment and real estate financing. John Delaney, Chairman and Chief Executive Officer of HealthCare Financial Partners, will become a Group President of Heller and will assume management responsibility for the unit. Delaney will be joined by the other key members of the HealthCare Financial Partners management team who have also agreed to join Heller. Heller expects the transaction to be neutral to modestly accretive to earnings per share in 1999 and significantly accretive in 2000.

     Mr. Delaney said, "The combination with Heller is a superior outcome for our shareholders, employees and customers. It allows HealthCare Financial Partners to further accelerate its dynamic growth by giving our business a substantially stronger balance sheet, lower costs of funds and access to Heller's real estate, cash flow and equipment finance capabilities within the healthcare market segment. Both HealthCare Financial Partners and Heller provide sophisticated commercial finance to growing companies, and we therefore believe the fit between the two companies is extraordinary. We share a common operating philosophy, and anticipate product synergies which will allow the combined business to continue building a very significant

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and lasting competitive advantage. Finally, we believe that this transaction creates significant shareholder value, as Heller's stock, in our opinion, is very attractively valued compared to its peers."

     The transaction will involve the issuance of approximately 7.6 million shares by Heller. The final number of shares to be issued will be based on the average closing price of Heller's common stock during 10 trading days shortly before closing, subject to both a minimum and a maximum stock price.

     HealthCare Financial Partners, Inc. is a specialty finance company offering asset-based and related financing to healthcare providers with a primary focus on clients operating in sub-markets of the healthcare industry, including long-term care, hospitals, and physician practices. HealthCare Financial Partners also provides asset-based financing to clients in other sub-markets of the healthcare industry, including pharmacies, durable medical equipment suppliers, home healthcare, mental health providers, contract research organizations, and other providers of finance and management services to the healthcare industry. HealthCare Financial Partners targets small and middle-market healthcare service providers with financing needs in the $100,000 to $30 million range in healthcare sub-markets which have favorable characteristics for working capital financing, such as those where growth, consolidation or restructuring appear likely in the near to medium term.

     Heller Financial, Inc. is a worldwide commercial finance company providing a broad range of financing solutions to middle-market and small business clients. With $14 billion in owned and managed assets, Heller offers equipment financing and leasing, vendor and sales finance programs, factoring and working capital loans, collateral- and cash flow-based financing,

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and financing for commercial real estate. The Company also offers trade finance, factoring, asset-based lending, leasing and vendor finance products and programs to clients in Europe, Asia, Australia and Latin America. Heller's common stock is listed as "HF" on the New York and Chicago Stock Exchanges.

     Certain statements made herein are or may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. No assurances can be given that any predicted results will actually be achieved and actual results could differ materially from those predicted as the result of the factors discussed in the Company's periodic reports filed with the Securities and Exchange Commission.

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